Filed Pursuant to Rule 424(b)(5)
Registration No. 333-209821

CALCULATION OF REGISTRATION FEE
		Proposed maximum	Proposed maximum
Title of each class of securities to be registered	Amount to be registered(1)	offering price per share(2)	aggregate offering price(2)	Amount of registration fee(3)(4)
Common Stock, $0.06 par value per share	25,000,000	$19.86	$496,375,000	$61,798.69
(1)	Pursuant to Rule 416 under the Securities Act, this Registration Statement shall include any additional shares that may become issuable as a result of any stock split, stock dividend, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of General Electric Company’s outstanding Common Stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The price and fee are computed based upon the average of the high and low sale prices of General Electric Company’s Common Stock on November 2, 2017, as reported on the New York Stock Exchange.
(3)	Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying .0001245 and the proposed maximum aggregate offering price.
(4)	General Electric Company filed a Registration Statement on Form S-3 on November 7, 2014 (No. 333-200003), including a prospectus for 75,000,000 shares of common stock to be offered under GE Stock Direct (the “Plan”), and in connection with that filing paid a filing fee of $76,039.21. Of the 75,000,000 shares of common stock to be offered in connection with the Plan, 55,000,000 shares of common stock remain unsold and Registration Statement No. 333-200003 has expired. Pursuant to Rule 457(p), the full amount of the registration fee currently due hereunder has been offset against a portion of the registration fee paid for the earlier registration statement. After this offset, a balance of $14,240.52 remains from the fee paid for Registration No. 333-200003.

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 29, 2016)

GE STOCK DIRECT
25,000,000 shares
Common Stock, $0.06 par value per share
______________________

GE Stock Direct offers you the opportunity to:

●	Buy shares of General Electric Company (“GE”) common stock conveniently and economically, even if you are not already a GE shareowner.
●	If you wish, reinvest dividends on GE stock in additional shares of GE.
●	Complete transactions online at shareowneronline.com.
●	Send in your GE stock certificates for safekeeping.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “GE.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

No person has been authorized to give any information or to make any representation other than those contained in this prospectus supplement, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances or jurisdiction in which this offer or solicitation is unlawful. Neither the delivery of this prospectus supplement nor any sale made under this prospectus supplement shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement.

The date of this prospectus supplement is November 6, 2017.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement describes GE Stock Direct (the “Plan”). The purpose of the Plan is to promote long-term investment in GE stock. We provide information to you about GE stock in two separate documents: (1) this prospectus supplement, which describes the specific terms of the Plan and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in that prospectus; and (2) the accompanying prospectus, which provides general information about securities we may offer from time to time, including securities other than the common stock being offered by this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision.

References in this prospectus supplement to “GE,” “we,” “us” and “our” are to General Electric Company. References to “GE stock” are to shares of common stock, $0.06 par value per share, issued by General Electric Company.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS SUPPLEMENT		i
PLAN SUMMARY		ii
RISK FACTORS		S-1
HOW THE PLAN WORKS		S-1
1.	How do I enroll in the Plan?	S-1
2.	How can I buy additional shares through the Plan?	S-1
3.	Do I have to have dividends reinvested?	S-2
4.	How are shares purchased for my account?	S-2
5.	What price will I pay for shares?	S-2
6.	How can I keep track of account activity?	S-3
7.	What is safekeeping? How does it work?	S-3
8.	Can I get certificates for shares in my account?	S-3
9.	Can I transfer Plan shares to another person?	S-3
10.	How can I sell shares in my Plan account?	S-4
11.	How can I terminate my reinvestment participation and close my account?	S-4
CONTACT INFORMATION		S-5
ADDITIONAL INFORMATION ABOUT THE PLAN		S-6
INFORMATION ABOUT GE		S-7
WHERE YOU CAN FIND MORE INFORMATION		S-7
USE OF PROCEEDS		S-8
LEGAL MATTERS		S-8
EXPERTS		S-8

i

PLAN SUMMARY

The Plan. The Plan offers an opportunity to buy shares of GE stock even if you are not already a GE shareowner. The Plan also provides a means to reinvest dividends on GE stock in additional shares of GE.

Enrollment. To enroll in the Plan, you must either already own shares of GE stock in your name, or you must acquire shares in your name by buying a minimum of $250.00 of GE stock through the Plan when you enroll. If you do not already own shares of GE stock in your name, there is a one-time $7.50 registration fee for your initial purchase of GE stock.

Plan Account. When you enroll in the Plan, an account will be opened in your name(s) to hold the shares of GE stock you buy. The shares in the account will be held in “book-entry” form. Instead of receiving stock certificates, you will receive statements of your account.

Dividends. You may choose to reinvest dividends on any or all shares in your Plan account, or to receive cash dividends. If you have your dividends reinvested, the shares purchased will be added to your Plan account. There is no fee for dividend reinvestment.

Additional Purchases. You may make additional purchases of GE stock through the Plan. You may buy from $10.00 of GE stock per transaction, as often as once a week, up to an aggregate maximum of $500,000.00 annually. Purchases are subject to certain fees and conditions (see How the Plan Works).

Safekeeping. You may send your GE stock certificates to us for conversion to book-entry shares held in a Plan account. There is no fee for safekeeping.

Selling Shares in Your Account. You can sell your Plan shares at any time by submitting a request to sell online, by telephone or through the mail (see Contact Information). A check will be issued for your sale proceeds, unless you elect to receive the funds by direct deposit into your bank account.

Transferring Shares. You may transfer your Plan shares to another person without charge.

Contacting Us. GE’s transfer agent, Wells Fargo Shareowner Services (the “Plan Administrator”) acts as agent for participants in the Plan and administers the Plan for us (see Contact Information).

Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus supplement carefully.

ii

RISK FACTORS

Investing in GE’s common stock involves risk. See the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated by reference in this prospectus supplement, as well as in any subsequent filings. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement, including filings made with the Securities and Exchange Commission (“SEC”) subsequent to the date of this prospectus supplement. These risks could materially affect our business, results of operations or financial condition and cause the value of GE’s common stock to decline. You could lose all or part of your investment.

You will not be able to control the timing of your investments under the Plan, and you will be subject to the risk of changes in the price of GE’s common stock.

The price of GE stock fluctuates on a daily basis. Pursuant to the mechanics of how shares are purchased and sold under the Plan, you have no control over the exact timing and prices over which shares are purchased for you or sold on your behalf under the Plan. For example, the price of our common stock may rise or fall after you submit your request to sell and prior to the ultimate sale of your shares. Because the prices at which shares are purchased or sold under the Plan are beyond your control, you may lose any advantage otherwise available from being able to select the timing of your investment. These price risks will be borne solely by you.

There are risks inherent in owning our common stock.

The market price and volume of our common stock have been, and may continue to be, subject to significant fluctuations. These may arise from general stock market conditions, the impact of the risk factors described in our SEC filings on our financial condition and results of operations, a change in sentiment in the market regarding us or our business prospects or from other factors. GE’s Board of Directors may make changes in the amount and/or frequency of share repurchases and dividends, or determine not to repurchase shares or pay a dividend, any of which could adversely affect the value of our common stock.

HOW THE PLAN WORKS

1. How do I enroll in the Plan?

To enroll in the Plan, you must complete an Account Authorization Form and either transfer shares of GE stock that you already own to your Plan account or purchase shares of GE stock at the same time you complete the Account Authorization Form. Both methods are described below. If you live outside the USA, see “Foreign Participation” on page S-6 of this prospectus supplement.

A.	If you do not currently own any shares of GE stock, you can enroll in the Plan and buy your initial shares of GE stock through the Plan at the same time. You can enroll and purchase your initial shares through shareowneronline.com. Payment must be made using electronic funds transfer from a bank account. You can also request an enrollment package by calling 1-800-STOCK-GE (1-800-786-2543) or (651) 450-4064 if calling outside of the USA. Enrollment packages are generally mailed within two days after we receive your request. Complete and mail back the Account Authorization Form. The minimum initial purchase is $250.00, and the registration fee is $7.50. If you enroll by mail, enclose a check payable to “Shareowner Services” in U.S. dollars, drawn on a U.S. bank, for the GE stock you are purchasing plus the registration fee. Do not send cash.

B.	If you already own at least one share of GE stock registered in your name, you can enroll through shareowneronline.com. You can also request an enrollment package by calling 1-800-STOCK-GE (1-800-786-2543) or (651) 450-4064 if calling outside of the USA and complete and mail back the Account Authorization Form. If you own GE stock in another name (e.g., in a broker, bank, trust or other nominee name), you can arrange with the nominee to transfer at least one share of stock into your name, and then enroll those shares using these instructions. If you do not wish to transfer shares held in nominee name, you can buy additional shares in your name through the Plan at the time you enroll, as described in paragraph 1.A. above.

2. How can I buy additional shares through the Plan?

After you have opened a Plan account, you can buy additional shares (including fractional shares) through shareowneronline.com or by mail using the tear-off portion found on your Plan statement. You can also arrange for automatic, monthly purchases. Each method is described below. Each purchase must be for a minimum of $10.00, and can be for up to a maximum aggregate amount of $500,000.00 annually.

If you buy additional shares through shareowneronline.com, payment must be for the purchase amount, plus the $1.00 transaction fee, made using automatic withdrawal from a bank account. If you buy additional shares by mail using the tear-off portion, payment must be made by check payable to “Shareowner Services” in U.S. dollars, drawn on a U.S. bank, in the purchase amount, plus the $3.00 transaction fee. Send the completed tear-off portion and check to the Plan. Do not send cash. Third-party checks, money orders, traveler’s checks and foreign checks will not be accepted and will be returned to the sender and NO PURCHASE WILL BE MADE.

Purchases generally are credited to Plan accounts weekly. Because purchases are credited only weekly, there may be a delay of up to five business days between the date we receive your funds and the date that stock is credited to your Plan account. You will not receive interest on cash held by the Plan pending investment.

If you send payment to us to pay for additional shares and it is returned due to insufficient funds, we will resell the shares purchased. We may liquidate shares in your account to reimburse us for transaction fees, bank fees and any loss incurred in connection with purchasing and reselling such shares.

Automatic Monthly Purchases by Automatic Withdrawal. You may authorize us to make automatic monthly purchases of a specified dollar amount of GE stock, paid for by automatic withdrawal from your bank account. Purchases using automatic withdrawal incur a $1.00 charge for each transaction.

You can go through shareowneronline.com or complete an Account Authorization Form to authorize automatic withdrawals for monthly purchases. Funds generally will be withdrawn from your bank account on or about the 25th day of each month (or the next business day if the 25th is not a business day). Purchases will generally be made within one week after the withdrawal. Allow four to six weeks for the initial withdrawal. To terminate automatic monthly purchases, you can go through shareowneronline.com or send us written, signed instructions.

The maximum that can be purchased annually is $500,000.00, whether in one initial investment or through a series of purchases. In addition, NO PURCHASE, OF ANY AMOUNT, will be made in any week in which you send a check for more than the annual aggregate limit of $500,000.00, or several checks that add up to more than $500,000.00, or arrange for the automatic withdrawal of more than $500,000.00. In such cases, all of the funds will be returned to you promptly by regular mail.

3. Do I have to have dividends reinvested?

Dividend reinvestment is a service offered by the Plan at no charge. It is not required. When you enroll in the Plan, you will indicate whether you want the dividends on any or all of the shares in your account reinvested. If you do not indicate a preference, dividends on the shares held in your Plan account on the dividend record date will be reinvested. If you choose to receive cash dividends on any of the shares in your account, they will be directly deposited to the bank account you indicate on your Account Authorization Form. The Plan Administrator will invest GE dividend funds as soon as administratively possible, and no later than 30 trading days, following the dividend payable date.

You may change your election regarding dividend payment at any time through shareowneronline.com or using an Account Authorization Form. Any changes will be effective as of the next dividend record date after we receive notice of the change.

You should note that under U.S. federal income tax law, dividends are taxable to you even if your dividends are reinvested through the Plan. We will provide you a Form 1099-DIV reporting your dividends (including reinvested dividends) and will also report that information to the Internal Revenue Service (“IRS”). For non-U.S. participants receiving U.S. sourced dividends, they may be subject to U.S. withholding tax and will be reported on Form 1042-S.

4. How are shares purchased for my account?

The Plan Administrator will buy the shares for your Plan account. Any initial, recurring, or one-time optional cash investment will be invested within five (5) trading days, and no later than 35 trading days, except where postponement is necessary to comply with Regulation M under the Securities Exchange Act of 1934 or other applicable provisions of the securities laws. The Plan Administrator may buy newly issued shares directly from GE or shares of GE stock held in our treasury, which are shares of GE stock previously sold into the public markets and later repurchased by us. The Plan Administrator may also buy shares in the public markets or in privately negotiated transactions. Purchases generally will be made for the Plan and credited to Plan accounts once each week. If demand requires, purchases may be made over several days for the weekly crediting to Plan accounts.

The Plan Administrator is authorized to choose a broker or may use an affiliated broker, at its sole discretion, to execute purchases and sales for Plan participants.

5. What price will I pay for shares?

If the Plan Administrator buys your shares from GE, either as newly issued shares or shares from our treasury, the share price will be the average of the high and low prices on the NYSE Composite Index for GE stock on the date of purchase.

If the Plan Administrator buys your shares in the public markets or in privately negotiated transactions, the share price will be the weighted average price of all shares purchased for the weekly crediting to Plan accounts. Any applicable brokerage fees will be paid by us and may be considered income to you.

These share prices apply whether the Plan Administrator is purchasing shares for your initial investment, purchasing additional shares for your account, or reinvesting dividends.

When you send in a payment by check or automatic withdrawal to buy GE stock, the Plan Administrator will use your funds to buy the number of shares (including fractional shares to three decimal places) that can be purchased with your funds at the price described above, after deducting the transaction fees.

Initial purchases will incur a one-time $7.50 registration fee (see Question 1). All Plan participants will be charged the fees shown below for each additional purchase of stock by the Plan. There are no fees for dividend reinvestment.

●	Purchase by check	$3.00
●	Purchase by automatic monthly withdrawal or additional purchases online	$1.00

Because the prices at which shares are purchased under the Plan are beyond your control, you may lose any advantage otherwise available from being able to select the timing of your investment.

6. How can I keep track of account activity?

Following each cash purchase, or other transaction involving your Plan account, you will be provided with a detailed statement. You may elect to have your statements and other information sent to you automatically by initiating eDelivery through shareowneronline.com.

You have the right to request a current year statement at any time at no charge. In addition, you can check your account balance and history at shareowneronline.com or by calling 1-800-STOCK-GE (1-800-786-2543) or (651) 450-4064 if calling outside of the USA.

If you believe that an error has been made in your Plan records, or that Plan mailings to you are being misdirected, lost or stolen, promptly contact the Plan Administrator.

7. What is safekeeping? How does it work?

Safekeeping is a service provided by the Plan. If you have GE stock certificates, you may participate in the Direct Registration System, or DRS, by sending the certificates to us and for deposit as book-entry shares held in a Plan account. With safekeeping, you no longer bear the cost and risk associated with the storage, loss, theft, or destruction of stock certificates. You also may use the Plan’s stock-selling services if you wish to sell the shares.

To use the safekeeping service, send your certificates to us by registered mail, insured for 3% of the current market value of the shares. Include signed, written instructions to us to deposit the shares in a Plan account for safekeeping. Do not endorse the certificates or complete the assignment section on the back of the certificates. Indicate whether you want to reinvest dividends on the shares or receive cash dividends. If you do not indicate a preference, dividends will continue to be paid in the same manner as previously instructed. We will mail you confirmation of your deposited certificates, generally within two weeks after receipt.

8. Can I get certificates for shares in my account?

No. GE no longer issues shares in certificated form. Other than shares you currently hold in certificated form, you may only hold shares through DRS, or, for shares held outside the Plan, through your brokerage account.

9. Can I transfer Plan shares to another person?

You can transfer shares to a person who has a Plan account, or you can set up a new Plan account for a person who does not have one, using shares transferred from your account.

You can also transfer shares by requesting to have shares moved to book-entry form (DRS) for shares in your account issued in the name of another person. We will send the DRS statement to the new owner.

If you wish to transfer shares, we must have written instructions, with your signature guaranteed by a bank or broker participating in the NYSE Medallion Signature Guarantee program. This helps ensure that only the owner of the account can authorize the transfer of shares to a different account or name. Provide the name, address, and Social Security or tax identification number of the new owner.

When you have shares transferred to another account, those shares will be considered withdrawn from your Plan account. Beginning with the first dividend record date after the change in ownership, dividends on those shares will be paid to the new owner. Dividends on shares held in the new Plan account will be paid in cash, unless the new account owner directs us to reinvest such dividends. Dividends on shares issued in a new name will be paid by check mailed to the address of the new owner or, if the new owner provides us with direct deposit instructions, automatically deposited in the new owner’s bank account. The new owner can elect to reinvest dividends at any time through shareowneronline.com or by using an Account Authorization Form.

10. How can I sell shares in my Plan account?

You can authorize the sale of shares through shareowneronline.com, by completing and mailing the tear-off portion on your Plan statement or by calling 1-800-STOCK-GE (1-800-786-2543). All requests to sell GE stock received by our transfer agent, either online or by phone by 12:00 P.M., U.S. Central Time, will receive that same day’s price. Those received after 12:00 P.M., U.S. Central Time, will sell at the current market price on the NYSE, on the next business day after we receive your request to sell. Sales typically are processed daily. Sale requests received by mail will be processed as soon as administratively possible. The Plan Administrator may sell your shares back to us to be held as treasury stock or may sell your shares in the public markets. If the Plan Administrator sells your shares to our treasury, the share price will be the average of the high and low prices on the New York Stock Exchange Composite Tape for GE stock on the date of sale. There is a transaction fee of $10.00, plus $0.15 per share and an additional $5.00 fee if you elect direct deposit of your sale proceeds, for each sale of Plan shares. These fees will be deducted from the proceeds of the sale. We will mail your check for the net proceeds, unless you elect to receive the funds by direct deposit into your bank account. You will not receive interest on sales proceeds held pending disbursement. We will provide you a Form 1099-B reporting the sale of shares for income tax purposes shortly after the close of each calendar year. We will also report that information to the IRS.

Of course, you may also sell your shares through a stockbroker of your choice, or privately. In either case, proceed as you would to sell any other stock for which you have certificates or have the Plan Administrator electronically transfer your shares to your brokerage account through the DRS.

Please note that if your Plan account holds less than one full share, we may close the account, liquidate the fractional share and send you a check representing the market value of the fractional share that was in the account, less applicable fees.

The price of GE stock fluctuates on a daily basis. The price may rise or fall after you submit your request to sell and prior to the ultimate sale of your shares. The price risk will be borne solely by you. You cannot revoke your request to sell once it is made.

11. How can I terminate my reinvestment participation and close my account?

You may discontinue the reinvestment of your dividends at any time by giving notice to the Plan Administrator. This can be done through shareowneronline.com, by telephone or by written instructions. To be effective for a given dividend payment, the notice must be received before the record date of that dividend. You may also request the sale of all or part of any such shares through the Plan Administrator or have the Plan Administrator electronically transfer your shares to your brokerage account.

You can close your account at any time through shareowneronline.com or by using the tear-off portion on your Plan statement. Your account will be closed as soon as administratively possible after we receive your written instructions.

When your account is closed, we will transfer to book-entry DRS all of the full shares in your account, registered in the exact name(s) shown on the account. (If you wish a different name on the transfer, please see Question 9 above.) We will liquidate any fractional share in your account and send you a check for the proceeds, less applicable fees. After your account is closed, dividends on any shares of GE stock you hold as certificates will be paid in cash and sent to you at the address you provide, or automatically deposited in your bank account in accordance with your instructions.

Alternatively, you may direct us to sell any or all of the shares in your account. If shares are sold, a liquidation fee of $10.00 plus $0.15 per share will be deducted from the proceeds. We will mail you a check for the net proceeds unless you elect to have your sale proceeds directly deposited to your bank account. There will be an additional $5.00 for this direct deposit service. We will provide you a Form 1099-B reporting the sale of shares for income tax purposes shortly after the close of each calendar year. We will also report that information to the IRS. You will not receive interest on sales proceeds held pending disbursement.

To close an account on the death of a sole account holder, the executor should contact us for specific instructions (see Contact Information).

CONTACT INFORMATION

Internet

shareowneronline.com

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the Plan: If you are an existing registered shareowner:

1.	Go to shareowneronline.com.

2.	Select Sign Up Now!.

3.	Enter your Authentication ID* and Account Number.

*If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.

If you are a new investor:

1.	Go to shareowneronline.com.

2.	Under Invest in a Plan, select Direct Purchase Plan.

3.	Select General Electric Company.

4.	Under New Investors, select Invest Now.

5.	Follow instructions on the Buy Shares Screen.

Email

Go to shareowneronline.com and select Contact Us.

Telephone

1-800-786-2543 Toll-Free
651-450-4064 outside the USA

Shareowner Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. U.S. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written Correspondence and Deposit of Certificated Shares

Wells Fargo Shareowner Services
P.O. Box 64856
St. Paul, MN 55164-0856

Certified and Overnight Delivery
Wells Fargo Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100

ADDITIONAL INFORMATION ABOUT THE PLAN

Voting. If you have a Plan account, you will receive proxy materials, reports to shareowners, and any other materials sent to our shareowners. The proxy card you receive will represent both the full and fractional shares in your Plan account, and shares for which you hold certificates or in book-entry form (DRS) that are not held in your Plan account.

Dividends. The Board of Directors determines dividend record and payment dates, and dividend amounts. The Board of Directors may change the amount and timing of dividends, or may choose not to pay a dividend, at any time, without notice.

Stock Splits and Stock Dividends. Your Plan account will be adjusted to reflect any additional shares of GE stock distributed as a stock split, stock dividend or other distribution based on the shares of GE stock held in your Plan account. In the event of a stock subscription or other offering of rights to shareowners, you will be entitled to such rights based on the number of shares credited to your account. In addition, if you also hold shares of GE stock in certificate form or book-entry form (DRS) that are not included in your Plan account, any additional shares distributed as a stock split, stock dividend or other distribution on those certificated and book-entry (DRS) shares will also be deposited to your Plan account.

Account Termination. If you hold less than one full share in your Plan account, we may close the account, liquidate the fractional share and send you a check representing the market value of the fractional share that was in the account, less applicable fees.

Investment Decisions. Your account represents an investment in GE stock, which may increase or decrease in value. You are responsible for the investment decisions regarding your Plan investments. Neither GE nor the Plan Administrator can provide investment advice. Your Plan shares are not insured by the FDIC or any other government agency, are not deposits or other obligations of, and are not guaranteed by, Wells Fargo Shareowners Services or GE, are not subject to protection under the Securities Investor Protection Act of 1970, and are subject to investment risks, including possible loss of principal amount invested.

Tax Consequences. Tax consequences of participating in the Plan can vary depending on each participant’s tax situation. Be sure to keep your account statements for income tax purposes. You are responsible for consulting with tax advisors to determine the tax effect of Plan participation in light of current and proposed federal, state, local, foreign and other tax laws.

Dividends. Under U.S. federal income tax law, dividends are taxable to you even if your dividends are reinvested through the Plan. We will provide you a Form 1099-DIV reporting your dividends (including reinvested dividends) and will also report that information to the IRS. For non-U.S. participants receiving U.S. sourced dividends, they may be subject to U.S. withholding tax and will be reported on Form 1042-S.

Tax Basis. The Plan assumes that each participant will use the first-in, first-out (FIFO) method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares by identifying this preference in writing to the Plan Administrator. Participants may designate their preference for specific identification cost basis or for the average basis method effective for sales occurring after their designation. Federal tax regulations require the FIFO tax lot selection method after the average cost basis election has been made. The rules regarding basis selection methods are complex and you should consult your tax advisor regarding the choice of method based on your facts and circumstances.

Responsibility. Neither GE nor the Plan will be liable for actions taken in good faith in administering the Plan, or for actions required by law, or for good-faith omissions to act. This includes any claims for liability relating to the prices at which shares are purchased or sold for your account, the dates of purchases or sales, or any changes in the market value of GE stock.

You are responsible for costs that you incur in connection with Plan participation – for example, the cost of sending certificates or other materials to us, fees that your bank may charge you for automatic withdrawal, or delivery fees for payments we send to you by means other than first-class mail, at your request.

You are responsible for notifying us promptly of any change in your name or address.

Changes in the Plan. This prospectus supplement (including any supplements or revisions that may be distributed in the future) sets forth the terms of the Plan. We may change the terms of the Plan, including applicable fees, or terminate the Plan, at any time. We will mail you a supplemental or revised prospectus supplement before any material changes in the Plan are effective. GE and the Plan Administrator may change our administrative procedures without notice, if the changes do not change the material terms of the Plan.

Foreign Participation. If you live outside the USA, you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan, or affect the terms of the Plan. This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy any shares of common stock in any circumstances or jurisdiction in which this offer or solicitation is unlawful. We have the right to terminate participation of any shareowner if we deem it advisable under any foreign laws or regulations. Tax consequences of Plan participation may vary under foreign laws or regulations, and you should determine the tax treatment of Plan features, such as dividend reinvestment, before you decide to invest through the Plan.

A foreign person (nonresident alien individual or foreign entity) is subject to tax withholding at a 30% rate on the gross amount of certain payments of U.S. source income including dividends, unless the beneficial owner of the payment is entitled to a reduced rate of, or exemption from, withholding tax under an income tax treaty. Foreign Entity owned accounts may also be subject to 30% withholding on all applicable U.S. sourced income, including dividends, as required by the Foreign Account Tax Compliance Act (“FATCA”). Gross proceeds received from the sale, maturity or exchange of securities that can produce U.S. sourced dividends or interest will also be subject to potential FATCA withholding effective on January 1, 2019. Foreign persons should consult with their tax advisors or counsel as to which tax certification form they are required to provide and for more specific information regarding the withholding requirements under Chapters 3 and 4 (FATCA) of the U.S. Internal Revenue Code.

INFORMATION ABOUT GE

We are a global digital industrial company, transforming industry with software-defined machines and solutions that are connected, responsive and predictive. With products and services ranging from aircraft engines, power generation and oil and gas production equipment to medical imaging, financing and industrial products, we serve customers in approximately 180 countries and employ approximately 295,000 people worldwide. Since our incorporation in 1892, we have developed or acquired new technologies and services that have considerably broadened and changed the scope of our activities.

In all of our global business activities, we encounter aggressive and able competition. In many instances, the competitive climate is characterized by changing technology that requires continuing research and development. With respect to manufacturing operations, we believe that, in general, we are one of the leading firms in most of the major industries in which we participate. The businesses in which GE Capital engages are subject to competition from various types of financial institutions, including commercial banks, investment banks, leasing companies, independent finance companies, finance companies associated with manufacturers and insurance and reinsurance companies.

GE’s address is 1 River Road, Schenectady, NY 12345-6999; we also maintain executive offices at 41 Farnsworth Street, Boston, MA 02210. GE is incorporated in New York.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 (Toll-Free) or 202-551-6551 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at http://www.ge.com. However, the information on our website is not a part of this prospectus supplement.

The SEC allows us to “incorporate by reference” in this prospectus supplement the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. We incorporate by reference in this prospectus supplement the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the securities that may be offered by this prospectus supplement; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

●	The Annual Report on Form 10-K (including items incorporated by reference therein from the Definitive Proxy Statement on Form DEF 14A that we filed with the SEC on March 8, 2017) for the year ended December 31, 2016 that we filed with the SEC on February 24, 2017;

●	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 that we filed with the SEC on May 5, 2017, July 28, 2017 and October 30, 2017, respectively;

●	The Company’s Current Reports on Form 8-K that we filed with the SEC on March 22, 2017, May 1, 2017, May 16, 2017, May 17, 2017, June 12, 2017, July 3, 2017, October 2, 2017 and October 10, 2017 (two current reports); and

●	The description of the Company’s Common Stock in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act, including any amendment or report updating such description.

You may request a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

General Electric Company
41 Farnsworth Street
Boston, MA 02210-1236
Attn: Investor Communications
(617) 443-3000

For information about the Plan or GE, you should rely only on the information contained in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the prospectus supplement.

USE OF PROCEEDS

Proceeds from the sale of newly issued or treasury shares through the Plan, if any, will be used by us for general corporate purposes. GE will not receive any proceeds from the purchase of shares under the Plan in the public markets or in privately negotiated transactions.

LEGAL MATTERS

The Plan is governed by the laws of the State of New York, our state of incorporation. Gibson, Dunn & Crutcher LLP, New York, New York, has provided a legal opinion regarding the validity of the GE stock to be issued by GE under this prospectus supplement.

EXPERTS

The consolidated financial statements of GE as of December 31, 2016 and December 31, 2015 and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) as of December 31, 2016 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

General Electric Company

Debt Securities

Preferred Stock

Common Stock

Warrants to Purchase Securities

Delayed Delivery Contracts

Guarantees

We may offer from time to time:

●	senior or subordinated debt securities,
●	shares of our preferred stock, par value $1.00 per share,
●	shares of our common stock, par value $0.06 per share,
●	warrants to purchase any of the other securities that may be sold under this prospectus,
●	delayed delivery contracts for the purchase or sale of certain specified securities, and
●	senior or subordinated guarantees.

We will provide specific terms of any offering in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “GE.”

The mailing address of our principal executive offices is 3135 Easton Turnpike, Fairfield, Connecticut 06828. Our telephone number is 203-373-2211.

Investing in our securities involves risk. See “Risk Factors” on page 3 of this prospectus.

These securities have not been approved by the Securities and Exchange Commission or any State securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

Prospectus dated February 29, 2016.

TABLE OF CONTENTS

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus provides you with only a general description of the securities we may offer. Each time we sell securities, we will file with the SEC a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or a prospectus supplement is accurate as of any date other than their respective dates.

Except as otherwise indicated, references in this prospectus to “GE,” “we,” “us” and “our” refer to General Electric Company and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed and traded on the New York Stock Exchange (the “NYSE”). You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available at our Internet site at http://www.ge.com. However, the information on our Internet site is not a part of this prospectus or any prospectus supplement.

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

●	The Annual Report on Form 10-K for the fiscal year ended December 31, 2015 that we filed with the SEC on February 26, 2016;
●	The Current Reports on Form 8-K that we filed with the SEC on January 20, 2016, January 26, 2016 and February 3, 2016; and
●	The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act including any amendment or report updating such description.

You may request a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

General Electric Company
3135 Easton Turnpike
Fairfield, Connecticut 06828
Attn: Investor Communications
(203) 373-2211

FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” or “target.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about our announced plan to reduce the size of our financial services businesses, including expected cash and non-cash charges associated with this plan and earnings per share of GE Capital’s retained businesses; expected income; earnings per share; revenues; organic growth; margins; cost structure; restructuring charges; cash flows; return on capital; capital expenditures, capital allocation or capital structure; dividends; and the split between Industrial and Capital earnings. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: obtaining (or the timing of obtaining) any required regulatory reviews or approvals or any other consents or approvals associated with our announced plan to reduce the size of our financial services businesses; our ability to complete incremental asset sales as part of that plan in a timely manner (or at all) and at the prices we have assumed; our ability to reduce costs as we execute that plan; changes in law, economic and financial conditions, including interest and exchange rate volatility, commodity and equity prices and the value of financial assets, including the impact of these conditions on our ability to sell or the value of incremental assets to be sold as part of our announced plan to reduce the size of our financial services businesses as well as other aspects of that plan; the impact of conditions in the financial and credit markets on the availability and cost of GE Capital Global Holdings, LLC’s (“GE Capital”) funding, and GE Capital’s exposure to counterparties; the impact of conditions in the housing market and unemployment rates on the level of commercial and consumer credit defaults; pending and future mortgage loan repurchase claims and other litigation claims in connection with WMC, which may affect our estimates of liability, including possible loss estimates; our ability to maintain our current credit rating and the impact on our funding costs and competitive position if we do not do so; the adequacy of our cash flows and earnings and other conditions which may affect our ability to pay our quarterly dividend at the planned level or to repurchase shares at planned levels; GE Capital’s ability to pay dividends to GE at the planned level, which may be affected by GE Capital’s cash flows and earnings, financial services regulation and oversight, and other factors; our ability to convert pre-order commitments/wins into orders/bookings; the price we realize on orders/bookings since commitments/wins are stated at list prices; customer actions or developments such as early aircraft retirements or reduced energy demand and other factors that may affect the level of demand and financial performance of the major industries and customers we serve; the effectiveness of our risk management framework; the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of financial services regulation and litigation; our capital allocation plans, as such plans may change including with respect to the timing and size of share repurchases, acquisitions, joint ventures, dispositions and other strategic actions; our success in completing, including obtaining regulatory approvals for, announced transactions, such as the Appliances disposition and our announced plan and transactions to reduce the size of our financial services businesses; our success in integrating acquired businesses and operating joint ventures; our ability to realize anticipated earnings and savings from announced transactions, acquired businesses and joint ventures; the impact of potential information technology or data security breaches; and the other factors that are described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015. These or other uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

THE COMPANY

We are a global digital industrial company, transforming industry with software-defined machines and solutions that are connected, responsive and predictive. With products and services ranging from aircraft engines, power generation and oil and gas production equipment to medical imaging, financing and industrial products, we serve customers in approximately 180 countries and employ approximately 330,000 people worldwide. Since our incorporation in 1892, we have developed or acquired new technologies and services that have considerably broadened and changed the scope of our activities.

GE’s address is 1 River Road, Schenectady, NY 12345-6999, and our telephone number there is (518) 385-2211; we also maintain executive offices at 3135 Easton Turnpike, Fairfield, CT 06828-0001, and our telephone number there is (203) 373-2211.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015 and in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information,” above.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is our ratio of earnings to fixed charges for each year in the five-year period ended December 31, 2015.

GE and consolidated affiliates
Year ended December 31,
2015	2014	2013	2012	2011
1.90x	1.98x	1.85x	1.66x	1.86x

In the above calculations, earnings for all periods consist of earnings before income taxes, noncontrolling interests, discontinued operations and undistributed earnings of equity investees. Earnings are also adjusted to add amounts charged to consolidated expenses of GE and its consolidated affiliates during the period for interest and other financial charges (including interest on tax deficiencies and discontinued operations) and an amount representative of the interest factor in rentals (for this purpose, the interest factor is assumed to be one-third of rental expense). Fixed charges consist of all interest and other financial charges, including capitalized interest, and one-third of rental expense for companies included in the consolidated group.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Set forth below is our ratio of earnings to combined fixed charges and preferred stock dividends for each year in the five-year period ended December 31, 2015.

GE and consolidated affiliates
Year ended December 31,
2015	2014	2013	2012	2011
1.88x	1.98x	1.85x	1.66x	1.69x

In the above calculations, earnings for all periods consist of earnings before income taxes, noncontrolling interests, discontinued operations and undistributed earnings of equity investees. Earnings are also adjusted to add amounts charged to consolidated expenses of GE and its consolidated affiliates during the period for interest and other financial charges (including interest on tax deficiencies and discontinued operations), preferred stock dividend requirements and an amount representative of the interest factor in rentals (for this purpose, the interest factor is assumed to be one-third of rental expense). Fixed charges consist of all interest and other financial charges, including capitalized interest, and one-third of rental expense for companies included in the consolidated group.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested prior to use.

GENERAL DESCRIPTION OF SECURITIES THAT WE MAY SELL

We may offer and sell, at any time and from time to time:

●	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities;
●	shares of our preferred stock, par value $1.00 per share;
●	shares of our common stock, par value $0.06 per share;
●	warrants to purchase any of the other securities that may be sold under this prospectus;
●	delayed delivery contracts for the purchase or sale of certain specified securities;
●	senior or subordinated guarantees; or
●	any combination of these securities.

The terms of any securities we offer will be determined at the time of sale. We may issue debt securities that are exchangeable for or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be filed with the SEC, which will describe the terms of the offering and sale of the offered securities.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities offered by this prospectus will be issued under one of two separate indentures between us and The Bank of New York Mellon, as Trustee: the senior note indenture, dated as of October 9, 2012, between us and The Bank of New York Mellon and a form of subordinated note indenture to be entered into later between us and The Bank of New York Mellon. We have incorporated by reference the senior note indenture and the form of subordinated note indenture as exhibits to the registration statement of which this prospectus is a part. The senior note indenture and the subordinated note indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.” The debt securities will be obligations of GE and will be either senior or subordinated debt. We have summarized selected provisions of the indentures and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indentures. References to section numbers in this prospectus, unless otherwise indicated, are references to section numbers of the applicable indenture. For purposes of this summary, the terms “we,” “our,” “ours” and “us” refer only to General Electric Company and not to any of its subsidiaries.

We may issue debt securities at any time and from time to time in one or more series under the indentures. The indentures give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of the same series, subject to compliance with the applicable requirements set forth in the indentures. Neither indenture limits the amount of debt securities or other secured or unsecured debt that we or our subsidiaries may issue. We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. The terms of our debt securities will include those set forth in the indentures and those made a part of the indentures by the Trust Indenture Act of 1939. You should carefully read the summary below, the applicable prospectus supplement and the provisions of the indentures that may be important to you before investing in our debt securities.

Ranking

The senior debt securities offered by this prospectus will:

●	be general obligations,
●

rank equally with all other unsubordinated indebtedness of GE (except to the extent such other indebtedness is secured by collateral that does not also secure the senior debt securities offered by this prospectus), and

●	with respect to the assets and earnings of our subsidiaries, effectively rank below all of the liabilities of our subsidiaries.

The subordinated debt securities offered by this prospectus will:

●	be general obligations,
●	rank subordinated and junior in right of payment, to the extent set forth in the subordinated note indenture, to all Senior Debt (as defined herein), and
●	with respect to the assets and earnings of our subsidiaries, effectively rank below all of the liabilities of our subsidiaries.

A substantial portion of our assets are owned through our subsidiaries, many of which have significant debt or other liabilities of their own which will be structurally senior to the debt securities. None of our subsidiaries will have any obligations with respect to the debt securities. Therefore, GE’s rights and the rights of GE’s creditors, including holders of debt securities, to participate in the assets of any subsidiary upon any such subsidiary’s liquidation may be subject to the prior claims of the subsidiary’s other creditors.

Subject to the exceptions, and subject to compliance with the applicable requirements set forth in the indentures, we may discharge our obligations under the indentures with respect to our debt securities as described below under “— Defeasance.”

Terms

We will describe the specific terms of the series of debt securities being offered in a supplement to this prospectus. These terms will include some or all of the following:

●	the title of the debt securities,
●	whether the debt securities will be senior or subordinated debt,
●	any limit on the total principal amount of the debt securities,
●	the date or dates on which the principal of the debt securities will be payable or the method used to determine or extend those dates,
●

any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing, and the basis for calculating interest if other than a 360-day year of twelve 30-day months,

●

the place or places where payments on the debt securities will be payable, the debt securities may be presented for registration of transfer or exchange, and notices and demands to or upon us relating to the debt securities may be made, if other than the corporate trust office of the Trustee,

●	any provisions for redemption of the debt securities,
●	any provisions that would allow or obligate us to redeem or purchase the debt securities prior to their maturity pursuant to any sinking fund or analogous provision or at the option of the holder,
●	the denominations in which we will issue the debt securities, if other than denominations of an integral multiple of $1,000,
●	any provisions that would determine payments on the debt securities by reference to an index or a formula,
●	any foreign currency, currencies or currency units in which payments on the debt securities will be payable and the manner for determining the equivalent amount in U.S. dollars,
●	any provisions for payments on the debt securities in one or more currencies or currency units other than those in which the debt securities are stated to be payable,
●	the portion of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated, if other than the entire principal amount,
●

if the principal amount to be paid at the stated maturity of the debt securities is not determinable as of one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount as of any such date for any purpose,

●

any variation of the defeasance and covenant defeasance sections of the indentures and the manner in which our election to defease the debt securities will be evidenced, if other than by a board resolution,

●

whether we will issue the debt securities in the form of temporary or permanent global securities, the depositaries for the global securities, and provisions for exchanging or transferring the global securities,

●	whether the interest rate of the debt securities may be reset,
●	whether the stated maturity of the debt securities may be extended,
●

any deletion or addition to or change in the events of default for the debt securities and any change in the rights of the Trustee or the holders of the debt securities arising from an event of default including, among others, the right to declare the principal amount of the debt securities due and payable,

●	any addition to or change in the covenants in the indentures,
●	any additions or changes to the indentures necessary to issue the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons,

●	the appointment of any paying agents for the debt securities, if other than the Trustee,
●	the terms of any right to convert or exchange the debt securities into any other securities or property,
●	the terms and conditions, if any, pursuant to which the debt securities of a series are secured,
●	any restriction or condition on the transferability of the debt securities,
●

in the case of subordinated debt securities, any subordination provisions and related definitions which may be applicable in addition to, or in lieu of, those contained in the subordinated note indenture,

●	the exchanges, if any, on which the debt securities may be listed, and
●	any other terms of the debt securities consistent with the indentures. (Section 301)

Any limit on the maximum total principal amount for any series of the debt securities may be increased by resolution of our board of directors. (Section 301) We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. If there are any special United States federal income tax considerations applicable to debt securities we sell at an original issue discount, we will describe them in the prospectus supplement. In addition, we will describe in the prospectus supplement any special United States federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars.

Form, Exchange and Transfer

We will issue the debt securities in registered form, without coupons. Unless we inform you otherwise in the prospectus supplement, we will only issue debt securities in denominations of integral multiples of $1,000. (Section 302)

Holders generally will be able to exchange debt securities for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations. (Section 305)

Holders may present debt securities for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent we designate for that purpose. The security registrar or designated transfer agent will exchange or transfer the debt securities if it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any exchange or registration of transfer of debt securities. However, we and the security registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. Unless we inform you otherwise in the prospectus supplement, we will appoint the Trustee as security registrar. We will identify any transfer agent in addition to the security registrar in the prospectus supplement. (Section 305)

At any time we may:

●	designate additional transfer agents,
●	rescind the designation of any transfer agent, or
●	approve a change in the office of any transfer agent.

However, we are required to maintain a transfer agent in each place of payment for the debt securities at all times. (Sections 305 and 1002)

If we elect to redeem a series of debt securities, neither we nor the Trustee will be required:

●

to issue, register the transfer of or exchange any debt securities of that series during the period beginning at the opening of business 15 days before the day we mail the notice of redemption for the series and ending at the close of business on the day the notice is mailed, or

●	to register the transfer or exchange of any debt security of that series so selected for redemption, except for any portion not to be redeemed. (Section 305)

Payment and Paying Agents

Under the indentures, we will pay interest on the debt securities to the persons in whose names the debt securities are registered at the close of business on the regular record date for each interest payment. However, unless we inform you otherwise in the prospectus supplement, we will pay the interest payable on the debt securities at their stated maturity to the persons to whom we pay the principal amount of the debt securities. The initial payment of interest on any series of debt securities issued between a regular record date and the related interest payment date will be payable in the manner provided by the terms of the series, which we will describe in the prospectus supplement. (Section 307)

 Unless we inform you otherwise in the prospectus supplement, we will pay principal, premium, if any, and interest on the debt securities at the offices of the paying agents we designate. However, except in the case of a global security, we may pay interest:

●	by check mailed to the address of the person entitled to the payment as it appears in the security register, or
●

by wire transfer in immediately available funds to the place and account designated in writing at least fifteen days prior to the interest payment date by the person entitled to the payment as specified in the security register.

We will designate the Trustee as the sole paying agent for the debt securities unless we inform you otherwise in the prospectus supplement. If we initially designate any other paying agents for a series of debt securities, we will identify them in the prospectus supplement. At any time, we may designate additional paying agents or rescind the designation of any paying agents. However, we are required to maintain a paying agent in each place of payment for the debt securities at all times. (Sections 307 and 1002)

Any money deposited with the Trustee or any paying agent in trust for the payment of principal, premium, if any, or interest on the debt securities that remains unclaimed for one year after the date the payments became due, may be repaid to us upon our request. After we have been repaid, holders entitled to those payments may only look to us for payment as our unsecured general creditors. The Trustee and any paying agents will not be liable for those payments after we have been repaid. (Section 1003)

Restrictive Covenants

We will describe any restrictive covenants for any series of debt securities in the prospectus supplement.

Consolidation, Merger and Sale of Assets

Under the indentures, we may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person (as defined below), referred to as a “successor person” unless:

●	the successor person expressly assumes our obligations with respect to the debt securities and the indentures,
●

immediately after giving effect to the transaction, no event of default shall have occurred and be continuing (and, in the case of subordinated debt securities, no default in the performance of or breach, in any material respect, of any covenant or condition under the subordinated debt indenture shall have occurred and be continuing, for which notice of such failure or breach has been given to us and the Trustee by the holders of at least 25% in principal amount of the outstanding subordinated debt securities (a “covenant event”)), and no event which, after notice or lapse of time or both, would become an event of default (or, in the case of subordinated debt securities, a covenant event), shall have occurred and be continuing, and

●	we have delivered to the Trustee the certificates and opinions required under the respective indenture. (Section 801)

As used in the indentures, the term “person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, government or agency or political subdivision thereof.

Events of Default

Senior Debt Securities

Unless we inform you otherwise in the prospectus supplement, each of the following will be an event of default under the senior debt indenture with respect to any series of debt securities:

●	our failure to pay principal or premium, if any, on that series of debt securities when such principal or premium, if any, becomes due,
●	our failure to pay any interest on that series of debt securities for 30 days after such interest becomes due,

●	our failure to deposit any sinking fund payment for 30 days after such payment is due by the terms of that series of debt securities,
●

our failure to perform, or our breach, in any material respect, of any other covenant or warranty in the senior debt indenture with respect to that series of debt securities, other than a covenant or warranty included in the senior debt indenture solely for the benefit of another series of debt securities, for 90 days after either the Trustee has given us or holders of at least 25% in principal amount of the outstanding debt securities of that series have given us and the Trustee written notice of such failure to perform or breach in the manner required by the senior debt indenture,

●	specified events involving our bankruptcy, insolvency or reorganization, or
●	any other event of default we may provide for that series of debt securities,

provided, however, that no event described in the fourth bullet point above will be an event of default until an officer of the Trustee responsible for the administration of the senior debt indenture has actual knowledge of the event or until the Trustee receives written notice of the event at its corporate trust office. (Section 501)

An event of default under one series of debt securities does not necessarily constitute an event of default under any other series of debt securities. If an event of default for a series of debt securities occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series due and immediately payable by a notice in writing to us (and to the Trustee if given by the holders). Upon such declaration, we will be obligated to pay the principal amount of that series of debt securities.

The right described in the preceding paragraph does not apply if an event of default occurs as described in the sixth bullet point above which applies to all outstanding series of debt securities. If such an event of default occurs and is continuing, either the Trustee or holders of at least 25% in principal amount of all of the debt securities then outstanding, treated as one class, may declare the principal amount of all of the debt securities then outstanding to be due and payable immediately by a notice in writing to us (and to the Trustee if given by the holders). Upon such declaration, we will be obligated to pay the principal amount of the debt securities.

Subordinated Debt Securities

Unless we inform you otherwise in the prospectus supplement, each of the following will be an event of default under the subordinated debt indenture with respect to any series of debt securities:

●	our failure to pay principal or premium, if any, on that series of debt securities when such principal or premium, if any, becomes due,
●	our failure to pay any interest on that series of debt securities for 30 days after such interest becomes due,
●	our failure to deposit any sinking fund payment for 30 days after such payment is due by the terms of that series of debt securities,
●	specified events involving our bankruptcy, insolvency or reorganization, or
●	any other event of default we may provide for that series of debt securities. (Section 501)

An event of default under one series of debt securities does not necessarily constitute an event of default under any other series of debt securities. If an event of default described in the fourth bullet point above for a series of debt securities occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series due and immediately payable by a notice in writing to us (and to the Trustee if given by the holders). Upon such declaration, we will be obligated to pay the principal amount of that series of debt securities.

Terms Applicable to all Debt Securities

After any declaration of acceleration of a series of debt securities, but before a judgment or decree for payment has been obtained, the event of default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled if:

●	we have paid or deposited with the Trustee a sum sufficient to pay:

●	all overdue interest,
●	the principal and premium, if any, due otherwise than by the declaration of acceleration and any interest on such amounts,
●	any interest on overdue interest, to the extent legally permitted, and
●	all amounts due to the Trustee under the indentures, and
●

all events of default (or, in the case of the subordinated debt securities, all covenant events) with respect to that series of debt securities, other than the nonpayment of the principal which became due solely by virtue of the declaration of acceleration, have been cured or waived. (Section 502)

If an event of default (or, in the case of the subordinated debt securities, a covenant event) occurs and is continuing, the Trustee will generally have no obligation to exercise any of its rights or powers under the indentures at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the Trustee. (Section 603) The holders of a majority in principal amount of the outstanding debt securities of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee for the debt securities of that series, provided that:

●	the direction is not in conflict with any law or the indentures,
●	the Trustee may take any other action it deems proper which is not inconsistent with the direction, and
●

the Trustee will generally have the right to decline to follow the direction if an officer of the Trustee determines, in good faith, that the proceeding would involve the Trustee in personal liability or would otherwise be contrary to applicable law. (Section 512)

A holder of a debt security of any series may only pursue a remedy under the indentures if:

●	the holder gives the Trustee written notice of a continuing event of default (or, in the case of the subordinated debt securities, a covenant event) for that series,
●

holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the Trustee to institute proceedings with respect to such event of default (or, in the case of the subordinated debt securities, such covenant event),

●	the holders offer reasonable indemnity to the Trustee,
●	the Trustee fails to pursue that remedy within 60 days after receipt of the notice, request and offer of indemnity, and
●	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the Trustee a direction inconsistent with the request. (Section 507)

However, these limitations do not apply to a suit by a holder of a debt security demanding payment of the principal, premium, if any, or interest on a debt security on or after the date the payment is due. (Section 508)

We will be required to furnish to the Trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the indentures and specifying all of our known defaults, if any. (Section 1004)

Modification and Waiver

When authorized by a board resolution, we may enter into one or more supplemental indentures with the Trustee without the consent of the holders of the debt securities in order to:

●	evidence the succession of another person to us, or successive successions, and the assumption of our covenants, agreements and obligations by the successor,
●	add to our covenants for the benefit of the holders of any series of debt securities or to surrender any of our rights or powers,
●	add any additional events of default for any series of debt securities for the benefit of the holders of any series of debt securities,

●	add to or change any provision of the indentures to the extent necessary to issue debt securities in bearer form or uncertificated form,
●

add to, change or eliminate any provision of the indentures applying to one or more series of debt securities, provided that if such action adversely affects the interests of any holder of any series of debt securities in any material respect, such addition, change or elimination will become effective with respect to that series only when no such security of that series remains outstanding,

●	convey, transfer, assign, mortgage or pledge any property to or with the Trustee or to surrender any right or power conferred upon us by the indentures,
●	establish the forms or terms of any series of debt securities,
●	provide for uncertificated securities in addition to certificated securities,
●

evidence and provide for successor Trustees and to add to or change any provisions of the indentures to the extent necessary to appoint a separate Trustee or Trustees for a specific series of debt securities,

●	correct any ambiguity, defect or inconsistency under the indentures,
●

make other provisions with respect to matters or questions arising under the indentures, provided that such action does not adversely affect the interests of the holders of any series of debt securities in any material respect,

●

supplement any provisions of the indentures necessary to defease and discharge any series of debt securities, provided that such action does not adversely affect the interests of the holders of any series of debt securities in any material respect,

●	comply with the rules or regulations of any securities exchange or automated quotation system on which any debt securities are listed or traded,
●

add to, change or eliminate any provisions of the indentures in accordance with any amendments to the Trust Indenture Act of 1939, provided that such action does not adversely affect the rights or interests of any holder of debt securities in any material respect, or

●

provide for the payment by us of additional amounts in respect of taxes imposed on certain holders and for the treatment of such additional amounts as interest and for all matters incidental thereto. (Section 901)

When authorized by a board resolution, we may enter into one or more supplemental indentures with the Trustee in order to add to, change or eliminate provisions of the indentures or to modify the rights of the holders of one or more series of debt securities under such indentures if we obtain the consent of the holders of a majority in principal amount of the outstanding debt securities of all series affected by such supplemental indenture, treated as one class. However, without the consent of the holders of each outstanding debt security affected by the supplemental indenture, we may not enter into a supplemental indenture that:

●

except with respect to the reset of the interest rate or extension of maturity pursuant to the terms of a particular series, changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduces the principal amount of, or any premium or rate of interest on, any debt security,

●	reduces the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof,
●	changes the place or currency of payment of principal, premium, if any, or interest,
●	impairs the right to institute suit for the enforcement of any payment on or after such payment becomes due for any security,
●

reduces the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification of the indentures, for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults of the indentures,

●

makes certain modifications to the provisions for modification of the indentures and for certain waivers, except to increase the principal amount of debt securities necessary to consent to any such change or to provide that certain other provisions of the indentures cannot be modified or waived without the consent of the holders of each outstanding debt security affected by such change,

●	makes any change that adversely affects in any material respect the right to convert or exchange any convertible or exchangeable debt security or decreases the conversion or exchange rate or increases the conversion price of such debt security, unless such decrease or increase is permitted by the terms of such debt securities, or

●	changes the terms and conditions pursuant to which any series of debt securities are secured in a manner adverse to the holders of such debt securities in any material respect. (Section 902)

In addition, the subordinated note indenture may not be amended without the consent of each holder of subordinated debt securities affected thereby to modify the subordination of the subordinated debt securities issued under that indenture in a manner adverse to the holders of the subordinated debt securities in any material respect.

Holders of a majority in principal amount of the outstanding debt securities of any series may waive past defaults or noncompliance with restrictive provisions of the indentures. However, the consent of holders of each outstanding debt security of a series is required to:

●	waive any default in the payment of principal, premium, if any, or interest, or
●	waive any covenants and provisions of an indenture that may not be amended without the consent of the holder of each outstanding debt security of the series affected. (Sections 513 and 1006)

In order to determine whether the holders of the requisite principal amount of the outstanding debt securities have taken an action under an indenture as of a specified date:

●	the principal amount of an “original issue discount security” that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of that date upon acceleration of the maturity to that date,

●	if, as of that date, the principal amount payable at the stated maturity of a debt security is not determinable, for example, because it is based on an index, the principal amount of the debt security deemed to be outstanding as of that date will be an amount determined in the manner prescribed for the debt security,

●	the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S.-dollar equivalent, determined as of that date in the manner prescribed for the debt security, of the principal amount of the debt security or, in the case of a debt security described in the two preceding bullet points, of the amount described above, and

●	debt securities owned by us or any other obligor upon the debt securities or any of our or their affiliates will be disregarded and deemed not to be outstanding.

An “original issue discount security” means a debt security issued under the indentures which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of maturity. Some debt securities, including those for the payment or redemption of which money has been deposited or set aside in trust for the holders, and those which have been legally defeased under the indentures, will not be deemed to be outstanding.

We will generally be entitled to set any day as a record date for determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under an indenture. In limited circumstances, the Trustee will be entitled to set a record date for action by holders of outstanding debt securities. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, the action must be taken by holders of the requisite principal amount of debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as we may specify, or the Trustee may specify, if it sets the record date. This period may be shortened or lengthened by not more than 180 days. (Section 104)

Conversion and Exchange Rights

The debt securities of any series may be convertible into or exchangeable for other securities of GE or another issuer or property or cash on the terms and subject to the conditions set forth in the applicable prospectus supplement.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under either indenture. Unless we inform you otherwise in the prospectus supplement, if we deposit with the Trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable and comply with all other conditions to defeasance set forth in the indentures, then, at our option, either of the following will occur:

●	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”), or
●	we will no longer have any obligation to comply with the restrictive covenants under the indentures, and the related events of default (or, in the case of the subordinated debt securities, covenant events) will no longer apply to us, but some of our other obligations under the indentures and the debt securities of that series, including our obligation to make payments on those debt securities, will survive (“covenant defeasance”).

If we legally defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the indentures, except for:

●	the rights of holders of that series of debt securities to receive, solely from a trust fund, payments in respect of such debt securities when payments are due,
●	our obligation to register the transfer or exchange of debt securities,
●	our obligation to replace mutilated, destroyed, lost or stolen debt securities, and
●	our obligation to maintain paying agencies and hold moneys for payment in trust.

We may legally defease a series of debt securities notwithstanding any prior exercise of our option of covenant defeasance in respect of such series.

In addition, the subordinated note indenture provides that if we choose to have the legal defeasance provision applied to the subordinated debt securities, the subordination provisions of the subordinated note indenture will become ineffective. The subordinated note indenture also provides that if we choose to have covenant defeasance apply to any series of debt securities issued pursuant to the subordinated note indenture we need not comply with the provisions relating to subordination.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the Trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize gain or loss for federal income tax purposes and that the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect. (Sections 1401-1404)

Satisfaction and Discharge

We may discharge our obligations under the indentures while securities remain outstanding if (1) all outstanding debt securities issued under the indentures have become due and payable, (2) all outstanding debt securities issued under the indentures will become due and payable at their stated maturity within one year of the date of deposit or (3) all outstanding debt securities issued under the indentures are scheduled for redemption in one year, and in each case, we have deposited with the Trustee an amount sufficient to pay and discharge all outstanding debt securities issued under the indentures on the date of their scheduled maturity or the scheduled date of the redemption and paid all other amounts payable under the indentures. (Section 401). The subordinated note indenture provides that if we choose to discharge our obligations with respect to the subordinated debt securities, the subordination provisions of the subordinated note indenture will become ineffective. (Section 1610)

Global Notes, Delivery and Form

Unless otherwise specified in a prospectus supplement, the debt securities will be issued in the form of one or more fully registered Global Notes (as defined below) that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository”) and registered in the name of the Depository’s nominee. Global Notes are not exchangeable for definitive note certificates except in the specific circumstances described below. For purposes of this prospectus, “Global Note” refers to the Global Note or Global Notes representing an entire issue of debt securities.

Except as set forth below, a Global Note may be transferred by the Depository, in whole and not in part, only to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository.

The Depository has advised us as follows:

●	The Depository is:
●	a limited purpose trust company organized under the laws of the State of New York;
●	a “banking organization” within the meaning of the New York banking law;
●	a member of the Federal Reserve System;
●	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and
●	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
●	The Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book entry changes in accounts of its participants, eliminating the need for physical movements of securities certificates.

●	The Depository participants include securities brokers and dealers, banks, trust companies, clearing corporations and others, some of whom own the Depository.
●	Access to the Depository book-entry system is also available to others that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
●	Where we issue a Global Note in connection with the sale thereof to an underwriter or underwriters, the Depository will immediately credit the accounts of participants designated by such underwriter or underwriters with the principal amount of the debt securities purchased by such underwriter or underwriters.

●	Ownership of beneficial interests in a Global Note and the transfers of ownership will be effected only through records maintained by the Depository (with respect to participants), by the participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners). The laws of some states require that certain purchasers of securities take physical delivery in definitive form of securities they purchase. These laws may limit your ability to transfer beneficial interests in a Global Note.

So long as a nominee of the Depository is the registered owner of a Global Note, such nominee for all purposes will be considered the sole owner or holder of such debt securities under the indentures. Except as provided below, you will not be entitled to have debt securities registered in your name, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owner or holder thereof under the indentures.

Each person owning a beneficial interest in a Global Note must rely on the procedures of the Depository and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indentures. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in any Global Note desires to give or take any action which a holder is entitled to give or take under the indentures, the Depository would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through these participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption notices shall be sent to the Depository. If less than all of the debt securities within an issue are being redeemed, the Depository’s practice is to determine by lot the amount of the interest of each participant in such issue to be redeemed.

We will make payment of principal of, and interest on, debt securities represented by a Global Note to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note representing those debt securities. The Depository has advised us that upon receipt of any payment of principal of, or interest on, a Global Note, the Depository will immediately credit accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that Global Note, as shown in the records of the Depository. Standing instructions and customary practices will govern payments by participants to owners of beneficial interests in a Global Note held through those participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, the Trustee nor any of our respective agents will be responsible for any aspect of the records of the Depository, any nominee or any participant relating to, or payments made on account of, beneficial interests in a Global Note or for maintaining, supervising or reviewing any of the records of the Depository, any nominee or any participant relating to those beneficial interests.

As described above, we will issue debt securities in definitive form in exchange for a Global Note only in the following situations:

●	if the Depository is at any time unwilling or unable to continue as depositary, defaults in the performance of its duties as depositary, ceases to be a clearing agency registered under the Exchange Act, and, in each case, a successor depositary is not appointed by us within 90 days after notice thereof, or

●	if, subject to the rules of the Depository, we choose to issue definitive debt securities.

In either instance, an owner of a beneficial interest in a Global Note will be entitled to have debt securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of debt securities in definitive form. Debt securities in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. We will maintain in the Borough of Manhattan, The City of New York, one or more offices or agencies where debt securities may be presented for payment and may be transferred or exchanged. You will not be charged a fee for any transfer or exchange of such debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Highly Leveraged Transaction

The general provisions of the indentures do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving GE that may adversely affect holders of the debt securities.

Subordination

Any subordinated debt securities issued under the subordinated note indenture will be subordinate and junior in right of payment to all Senior Debt of GE whether existing at the date of the subordinated note indenture or subsequently incurred. Upon any payment or distribution of assets of GE to creditors upon any:

●	liquidation;
●	dissolution;
●	winding-up;
●	receivership;
●	reorganization;
●	assignment for the benefit of creditors;
●	marshalling of assets; or
●	bankruptcy, insolvency or similar proceedings of GE,

the holders of Senior Debt will first be entitled to receive payment in full of the principal of and premium, if any, and interest on such Senior Debt before the holders of the subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of and any premium or interest on the subordinated debt securities.

Upon the acceleration of the maturity of any subordinated debt securities, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon, including any amounts due upon acceleration, before the holders of subordinated debt securities will be entitled to receive or retain any payment in respect of the principal (including redemption payments), or premium, if any, or interest on the subordinated debt securities.

No payments on account of principal (including redemption payments), or premium, if any, or interest, in respect of the subordinated debt securities may be made if:

●	there has occurred and is continuing a default in any payment with respect to Senior Debt; or
●	there has occurred and is continuing a default with respect to any Senior Debt resulting in the acceleration of the maturity thereof.

“Debt” means, with respect to any person:

●	all indebtedness of such person for borrowed money;
●	all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;
●	all obligations of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person;
●	all obligations of such person to pay the deferred purchase price of property or services, but excluding accounts payable or any other indebtedness or monetary obligations to trade creditors arising in the ordinary course of business in connection with the acquisition of goods or services;

●	all capital lease obligations of such person;
●	all Debt of others secured by a lien on any asset by such person;
●	all Debt and dividends of others guaranteed by such person to the extent such Debt and dividends are guaranteed by such person; and
●	all obligations for claims in respect of derivative products.

“Senior Debt” means the principal of, and premium, if any, and interest on Debt of GE, whether created, incurred or assumed on, before or after the date of the subordinated note indenture, unless the instrument creating or evidencing the Debt provides that such Debt is subordinated to or pari passu with the subordinated debt securities.

The indentures place no limitation on the amount of additional Senior Debt that may be incurred by GE.

Notices

Holders will receive notices by mail at their addresses as they appear in the security register. (Section 106)

Title

We may treat the person in whose name a debt security is registered on the applicable record date as the owner of the debt security for all purposes, whether or not it is overdue. (Section 309)

Governing Law

New York law governs the indentures and the debt securities. (Section 112)

Regarding the Trustee

GE, our subsidiary GE Capital International Funding Company (“FinCo”) and other affiliates of GE maintain various commercial and investment banking relationships with The Bank of New York Mellon and its affiliates in their ordinary course of business.

The Bank of New York Mellon acts as Trustee under (i) an Indenture with GE dated December 1, 2005, (ii) an Amended and Restated Indenture with GE dated February 27, 1997, as supplemented, (iii) an Indenture with GE, dated September 1, 1982, as supplemented, (iv) an Amended and Restated Indenture with GE, dated June 1, 1994, as supplemented, and (v) an Amended and Restated Indenture with GE dated June 1, 1994, as supplemented. The Bank of New York Mellon also acts as Trustee under certain other indentures with GE and FinCo.

If an event of default occurs under the indentures and is continuing, the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The Trustee will become obligated to exercise any of its powers under the indentures at the request of any of the holders of any debt securities issued under the indentures only after those holders have offered the Trustee indemnity satisfactory to it.

If the Trustee becomes one of our creditors, its rights to obtain payment of claims in specified circumstances, or to realize for its own account on certain property received in respect of any such claim as security or otherwise will be limited under the terms of the indentures. (Section 613) The Trustee may engage in certain other transactions; however, if the Trustee acquires any conflicting interest (within the meaning specified under the Trust Indenture Act), it will be required to eliminate the conflict or resign. (Section 608)

DESCRIPTION OF PREFERRED STOCK

Our Certificate of Incorporation, as amended, authorizes our Board of Directors, or the “Board,” to create and provide for the issuance of one or more series of preferred stock, par value $1.00 per share, without the approval of our shareowners. The Board can also determine the terms, including the designations, powers, preferences and rights (including conversion, voting and other rights) and the qualifications, limitations or restrictions, of any preferred stock. Currently, 50,000,000 shares of our capital stock are classified as preferred stock under our Certificate of Incorporation. As of February 26, 2016, we have 5,944,250 shares of preferred stock outstanding, including 90,865 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, 64,149 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B, 94,743 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C and 5,694,493 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D.

DESCRIPTION OF COMMON STOCK

Set forth below is a description of GE’s common stock. The following description of GE common stock is a summary and is subject to the provisions of our Certificate of Incorporation, our by-laws and the relevant provisions of the law of the State of New York.

We are currently authorized to issue up to 13,200,000,000 shares of common stock, par value $0.06 per share. As of December 31, 2015, we had approximately 9,379,288,000 shares of our common stock outstanding.

Each share of GE common stock entitles the holder of record to one vote at all meetings of shareowners, and the votes are noncumulative. The GE common stock is not redeemable, has no subscription or conversion rights and does not entitle the holder to any preemptive rights.

Holders of GE common stock are entitled to share ratably in any dividends and in any assets available for distribution on liquidation, dissolution or winding-up, subject to the preferential rights of the holders of any preferred stock that may be issued.

Dividends may be paid on GE common stock out of funds legally available for dividends, when and if declared by the Board.

Computershare is the transfer agent and registrar for GE common stock.

DESCRIPTION OF WARRANTS

We may issue warrants, in one or more series, for the purchase of debt securities, shares of GE common stock or shares of GE preferred stock. Warrants may be issued independently or together with our debt securities, common stock or preferred stock and may be attached to or separate from any offered securities. In addition to this summary, you should refer to the detailed provisions of the specific warrant agreement for complete terms of the warrants and the warrant agreement. Unless otherwise specified in a prospectus supplement accompanying this prospectus, each warrant agreement will be between GE and a banking institution organized under the laws of the United States or a state thereof as warrant agent. A form of warrant agreement will be filed with the SEC as an exhibit to the registration statement by post-effective amendment or a Current Report on Form 8-K.

The warrants will be evidenced by warrant certificates. Unless otherwise specified in the prospectus supplement, the warrant certificates may be traded separately from the debt securities, common stock or preferred stock, if any, with which the warrant certificates were issued. Warrant certificates may be exchanged for new warrant certificates of different denominations at the office of an agent that we will appoint. Until a warrant is exercised, the holder of a warrant does not have any of the rights of a holder of our debt securities, common stock or preferred stock and is not entitled to any payments on any debt securities, common stock or preferred stock issuable upon exercise of the warrants.

A prospectus supplement accompanying this prospectus relating to a particular series of warrants to issue debt securities, common stock or preferred stock will describe the terms of those warrants, including:

●	the title and the aggregate number of warrants;
●	the debt securities, common stock or preferred stock for which each warrant is exercisable;
●	the date or dates on which the right to exercise such warrants commence and expire;
●	the price or prices at which such warrants are exercisable;
●	the currency or currencies in which such warrants are exercisable;
●	the periods during which and places at which such warrants are exercisable;
●	the terms of any mandatory or optional call provisions;
●	the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;
●	the identity of the warrant agent; and
●	the exchanges, if any, on which such warrants may be listed.

You may exercise warrants by paying our warrant agent the exercise price, in each case in such currency or currencies as are specified in the warrant, and giving your identity and the number of warrants to be exercised. Once you pay our warrant agent and deliver the properly completed and executed warrant certificate to our warrant agent at the specified office, our warrant agent will, as soon as practicable, forward securities to you in authorized denominations or share amounts. If you exercise less than all of the warrants evidenced by your warrant certificate, you will be issued a new warrant certificate for the remaining amount of warrants.

DESCRIPTION OF DELAYED DELIVERY CONTRACTS

We may issue delayed delivery contracts for the purchase or sale of our debt securities or equity securities or securities of third parties including any of our affiliates, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement.

We may issue delayed delivery contracts obligating holders to purchase from us, and obligating us to sell to holders, at a future date, a specified or varying number of securities at a purchase price, which may be based on a formula. Alternatively, we may issue delayed delivery contracts obligating us to purchase from holders, and obligating holders to sell to us, at a future date, a specified or varying number of securities at a purchase price, which may be based on a formula. We may satisfy our obligations, if any, with respect to any delayed delivery contract by delivering the subject securities or by delivering the cash value of such delayed delivery contract or the cash value of the property otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a delayed delivery contract.

The delayed delivery contracts may require us to make periodic payments to the holders thereof or vice versa, and these payments may be unsecured or prefunded and may be paid on a current or deferred basis. The delayed delivery contracts may require holders thereof to secure their obligations under the contracts in a specified manner to be described in the applicable prospectus supplement. Alternatively, delayed delivery contracts may require holders to satisfy their obligations thereunder when the delayed delivery contracts are issued as described in the applicable prospectus supplement.

DESCRIPTION OF GUARANTEES

Any guarantees that we issue from time to time for the benefit of holders of specified underlying securities will include the following terms and conditions, plus any additional terms specified in the accompanying prospectus supplement.

A guarantee will provide that we unconditionally guarantee the due and punctual payment of the principal, interest (if any), premium (if any) and all other amounts due under the applicable underlying securities when the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, according to the terms of the applicable underlying securities. Any guarantee shall be unconditional irrespective of the validity or enforceability of the applicable underlying security, any change or amendment thereto or any other circumstances that may otherwise constitute a legal or equitable discharge or defense of a guarantor. However, we will not waive presentment or demand of payment or notice with respect to the applicable underlying security unless otherwise provided in the accompanying prospectus supplement.

We shall be subrogated to all rights of the holders of the applicable underlying securities in respect of any amounts paid by us pursuant to the provisions of a guarantee, except to the extent otherwise stated in a prospectus supplement. The guarantee shall continue to be effective or reinstated, as the case may be, if at any time any payment made by the issuer of the applicable underlying security is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of GE, the issuer of the applicable underlying security or otherwise.

ERISA MATTERS

GE and its subsidiaries may provide services to many employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include assets of such plans (collectively, “Plans”). GE and any direct or indirect subsidiary of GE may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” under corresponding provisions of the Internal Revenue Code of 1986 (the “Code”), with respect to many Plans, as well as many individual retirement arrangements, other arrangements subject to Section 4975 of the Code and Keogh plans (also “Plans”). “Prohibited transactions” within the meaning of ERISA and the Code may result if any offered securities are acquired by a Plan as to which GE or any direct or indirect subsidiary of GE is a party in interest or disqualified person, unless such offered securities are acquired pursuant to an applicable exemption. There are a number of statutory exemptions to the prohibited transaction rules, including the service provider exemption provided by Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, which applies to certain transactions if the party in interest or disqualified person has such status solely due to its (or an affiliate’s) provision of services to the Plan and specified conditions are satisfied. In addition, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the offered securities. Five of those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). Accordingly, each purchaser and each transferee using the assets of a Plan subject to ERISA or Section 4975 of the Code to acquire the offered securities will be deemed to have represented that the acquisition and continued holding of the offered securities will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, either as a result of being covered by a statutory prohibited transaction exemption or a Department of Labor PTCE or otherwise.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or requirements (“Similar Laws”). Accordingly, each purchaser or holder of the offered securities shall be deemed to have represented that such purchase and holding is not prohibited under applicable Similar Laws or rules. Any employee benefit plan or other entity to which such provisions of ERISA, the Code or any Similar Laws apply proposing to acquire the offered securities should consult with its legal counsel. The sale of the offered securities to any Plan or entity is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or entities generally or any particular Plan or entity, or that such an investment is appropriate for Plans and entities generally or any particular Plan or entity.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus in any one or more of the following ways:

●	directly to investors, including through a specific bidding, auction or other process;
●	to investors through agents;
●	directly to agents;
●	to or through brokers or dealers;
●	to the public through underwriting syndicates led by one or more managing underwriters;
●	to one or more underwriters acting alone for resale to investors or to the public; and
●	through a combination of any such methods of sale.

Our common stock may be issued upon conversion of debt securities or preferred stock. Securities may also be issued upon exercise of warrants. We reserve the right to sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will disclose, where applicable:

●	the terms of the offering;
●	any underwriters, dealers or agents;
●	any managing underwriter or underwriters and the respective amounts of securities underwritten or purchased by them;
●	the purchase price of the securities;
●	the net proceeds from the sale of the securities;
●	any delayed delivery arrangements;
●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;
●	any initial public offering price;
●	any discounts or concessions allowed or reallowed or paid to dealers; and
●	any commissions paid to agents.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell securities as agent but may position and resell as principal to facilitate the transaction or in crosses, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed an underwriter, as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”), of the securities offered and sold. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

Offers to purchase securities may be solicited directly by us. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commissions payable for solicitation of those contracts.

“At the Market” Offering

We may from time to time engage a firm to act as our agent for one or more offerings of our securities. We sometimes refer to this agent as our “offering agent.” If we reach an agreement with an offering agent with respect to a specific offering, including the number of securities and any minimum price below which sales may not be made, then the offering agent will try to sell such securities on the agreed terms. The offering agent could make sales in privately negotiated transactions or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the New York Stock Exchange, or sales made to or through a market maker other than on an exchange. The offering agent will be deemed to be an “underwriter” within the meaning of the Securities Act with respect to any sales effected through an “at the market” offering.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Electronic Auctions

We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you will want to pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. For example, in the case of a debt security, the clearing spread could be indicated as a number of “basis points” above an index treasury note. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of securities for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us and our respective subsidiaries in the ordinary course of business.

The place and time of delivery for the securities will be set forth in the accompanying prospectus supplement for such securities.

VALIDITY OF THE SECURITIES

Unless otherwise specified in the prospectus supplement accompanying this prospectus, Gibson, Dunn & Crutcher LLP, New York, New York, will provide opinions regarding the authorization and validity of the securities for us, and certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of GE as of December 31, 2015 and December 31, 2014 and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

GE STOCK DIRECT

25,000,000 shares
Common Stock, $0.06 par value per share

PROSPECTUS SUPPLEMENT

November 6, 2017